Exhibit 99.1

LightPath Technologies Reports 42% Increase in Revenue
for Fiscal 2018 Second Quarter Financial Results

ORLANDO, FL – February 13, 2018 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2018 second quarter ended December 31, 2017.

Fiscal 2018 Second Quarter Highlights:

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Revenue for the second quarter of fiscal 2018 increased to approximately $8.4 million, up 42%, as compared to approximately $5.9 million for the second quarter of fiscal 2017, and up 10% from approximately $7.6 million in the first quarter of fiscal 2018.
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Net income for the second quarter of fiscal 2018 was approximately $423,000, as compared to approximately $1.1 million for the second quarter of fiscal 2017 and approximately $218,000 in the first quarter of fiscal 2018.
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Adjusted net income* for the second quarter of fiscal 2018, which excludes the non-cash income or expense related to the change in fair value of the Company’s June 2012 warrant liability, was approximately $666,000, as compared to approximately $851,000 for the second quarter of fiscal 2017 and approximately $169,000 in the first quarter of fiscal 2018.
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EBITDA* for the second quarter of fiscal 2018 was approximately $1.2 million, as compared to approximately $1.6 million in the second quarter of fiscal 2017 and approximately $1.3 million in the first quarter of fiscal 2018.
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Adjusted EBITDA*, which excludes the non-cash income or expense related to the change in fair value of the warrant liability, was approximately $1.5 million in the second quarter of fiscal 2018, an increase of 9%, as compared with approximately $1.4 million in the second quarter of fiscal 2017, an increase of 21% from approximately $1.2 million in the first quarter of fiscal 2018.
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12-month backlog was approximately $12.3 million at December 31, 2017, an increase of 43% from $8.6 million at September 30, 2017, and up 32% from $9.3 million at June 30, 2017.
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Significant investment of approximately $1.9 million was made in the first half of fiscal 2018 in global growth initiatives and product development.
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Cash balance at December 31, 2017 was approximately $7.7 million.

*This press release includes references to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, and gross margin, all of which are non-GAAP financial measures. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that certain non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. A more complete explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, “While the headline numbers are strong and we showed improvement in several areas sequentially from the first quarter of fiscal 2018, LightPath management views the second quarter results as mixed. Compared to the first quarter of fiscal 2018, our second quarter precision molded optics (or “PMO”) business increased 3% and our infrared business increased 12%. We had a significant decline in PMO sales to the telecommunications industry, a continuation of sector softness experienced during the past four quarters, which affected our top and bottom line growth for the second quarter of fiscal 2018. However, in the second quarter of fiscal 2018, adjusted EBITDA increased by 9% as compared to the second quarter of fiscal 2017, and growth of 21% from the first quarter of fiscal 2018.”

“We acquired ISP Optics Corporation (“ISP”) to broaden our product and customer base which in turn would bolster our bookings and revenues. Further, an unanticipated but welcomed benefit of the ISP acquisition is that we are booking more "annuity contracts" which we believe will reduce backlog volatility. Our goal is to have more assured current quarter bookings that will drive our revenues each quarter. To that end, we have recently booked over $7 million of orders with nine different customers that are longer term orders.”

“The Company’s gross margins, as expected, have been impacted by the increasing percentage of our infrared business. We continue to believe that our EBITDA margins will be higher than former LightPath core business margins and we are making progress in implementing cost reduction activities to improve further upon our results in this area. However, the loss of approximately $600,000 in telecommunications revenue, which also impacted our gross margin, have negatively affected our fiscal 2018 second quarter results. We also had increases in working capital, capital expenditures, and one-time expenses associated with the upgrade of the computer network in our manufacturing facility in Riga, Latvia as we implemented our enterprise resource planning system, all of which are intended to strengthen our long-term growth platform and competitive positioning. We are reviewing additional action plans that will offset the decline in orders from the telecommunications sector by improving working capital efficiencies and accelerating deployment of people and assets among our existing geographic locations to be closer to our customers, as well as to leverage lower costs of production.”

“On the growth front, revenues increased in the second quarter of fiscal 2018 to $8.4 million, an increase of 42% from the second quarter of fiscal 2017 and an increase of 10% from the first quarter of fiscal 2018. The majority of our growth reflects our drive toward diversification into the infrared side of the industry, particularly as a result of our transformational acquisition of ISP in December 2016. Infrared sales represented $4.3 million in revenues during the second quarter of fiscal 2018, primarily attributable to ISP, as compared to $900,000 in revenues during the second quarter of fiscal 2017, which consisted primarily of revenues generated by LightPath’s core infrared business since ISP contributed results for only the last 10 days of the second quarter of fiscal 2017, for an increase of 378% quarter-over-quarter. We also believe the weakness in the telecommunications industry may be nearing its end as 5G network upgrades are being implemented by carriers domestically and globally. We expect a recovery of the telecommunications industry to increase our revenues.”

“During the fiscal 2018 second quarter, we celebrated the 1-year anniversary of the ISP acquisition. We made significant progress this past year in bringing ISP closer to the LightPath model of leveraging proprietary technologies, including driving production costs down in excess of price reductions and increasing production volumes and capabilities, in order to drive sales growth as new market opportunities are accessed with our lower price points. Reflecting the success of this strategy, in January 2018 we announced that ISP was awarded a $5 million contract by an existing customer following a competitive bidding process. We believe our technological superiority, along with our ability to offer a volume pricing discount, secured the contract win. The Company’s 12-month backlog at the end of the fiscal 2018 second quarter increased to $12.3 million from $8.6 million at the end of the first quarter.”

“Consistent with the first quarter, we continued to invest in global growth initiatives, including capacity expansion and increased spending on research and product development. We invested approximately $500,000 in new equipment in the second quarter. Capital expenditures for the first half of fiscal 2018 was $1.9 million, more than double as compared with the first half of the prior year. Our consolidated production capacity increased by approximately 60%, depending on product mix, to support planned growth in infrared and specialty products associated with light distance and ranging (“LIDAR”) applications and the 5G network conversion. Research and development has also been a priority as we increased spending by 54% from the same quarter of last year. We now have 43 engineers worldwide out of a total workforce of nearly 325. Our team is focused on the burgeoning opportunities ranging from LIDAR, to autonomous vehicles, to wearable and recreational electronics, to 5G networking, all of which require light-based capabilities. Channel checks from around the world confirm that we are in the early stages of a secular trend for sensory technologies. From optical to infrared products, LightPath has taken the necessary steps to achieve exponential growth with best-in-class products and manufacturing.”

“Amid our increased spending and investments which positions us for long term growth, we remained vigilant in maintaining our financial health as cash at the end of the second quarter was $7.7 million, only marginally lower than $8.1 million at the start of the fiscal year. Subsequent to the end of the second quarter of fiscal 2018, the Company’s debt was reduced by $3.3 million or 32% through a debt restructuring, with minimal impact on our strong cash position. This restructuring eliminated approximately $5.7 million in principal debt plus amortized interest-to-date from the sellers note associated with the acquisition of ISP in exchange for 967,208 shares of our Class A common stock and approximately $3.5 million in cash. The cash used for the elimination of the sellers note included approximately $600,000 from cash on hand and $2.9 million secured from an increase and refinancing of the Company’s credit facilities. These developments further strengthen our balance sheet, improve our cash flow with the improvement in earnings given the reduced debt servicing, and remove the overhang of the balloon payment associated with the sellers note.”

“The second quarter of fiscal 2018 represents a pivotal period in which we markedly strengthened our global presence from a product development and capacity standpoint while bolstering our financial position. Along with all warrant conversions and expiration of the June 2012 warrants, which eliminated the warrant liability exposure that distorted our quarterly financial performance, we are energized to embark on our mission to deliver top line growth and enjoy the benefits from the leverage in our operating model.”

Financial Results for the Three Months Ended December 31, 2017 Compared to the Three Months Ended December 31, 2016

Revenue for the second quarter of fiscal 2018 was approximately $8.4 million, an increase of approximately $2.5 million, or 42%, as compared to the same period of the prior fiscal year. The increase from the second quarter of the prior fiscal year resulted from an approximately $3.4 million increase, or 378%, in revenues generated by infrared products, primarily attributable to ISP. The second quarter of fiscal 2018 included a full quarter of results from ISP, as compared to the second quarter of fiscal 2017, which included only the 10-day period following the acquisition of ISP on December 21, 2017. This increase was partially offset by an approximately $745,000 decrease, or 36%, in sales of high volume precision molded optics (“HVPMO”) and an approximately $200,000 decrease, or 9%, in sales of low volume precision molded optics (“LVPMO”). The PMO lens decreases are primarily attributed to reduced demand from the telecommunications industry.

Gross margin in the second quarter of fiscal 2018 was $3.5 million, an increase of 7%, as compared to $3.3 million in the prior year period. Gross margin as a percentage of revenue was 42% for the second quarter of fiscal 2018, compared to 56% for the second quarter of fiscal 2017. The change in gross margin as a percentage of revenue is primarily attributable to the inclusion of revenues generated by ISP, and the associated cost of sales. Gross margin as a percentage of revenue with respect to ISP’s products historically has been lower than LightPath’s existing products. In addition, the Company offered a pricing discount in connection with a large contract in exchange for increased volume production orders from the customer, which impacted gross margin by approximately 3% of revenue for the second quarter of fiscal 2018. Total cost of sales was approximately $4.8 million for the second quarter of fiscal 2018, an increase of approximately $2.3 million as compared to the same period of the prior fiscal year. The increase in total cost of sales is primarily due to the increase in volume of sales, particularly as a result of sales attributable to ISP.

During the second quarter of fiscal 2018, total operating costs and expenses were approximately $3.0 million, an increase of approximately $1.1 million compared to the same period of the prior fiscal year. The increase in selling, general & administrative costs (“SG&A”), a component of total operating costs and expenses, was primarily attributable to the addition of ISP’s SG&A costs, including an approximately $380,000 increase in wages and an approximately $140,000 increase in IT services and consulting. The Company also had an approximately $130,000 increase in travel expenses and an approximately $73,000 increase in professional fees, partially offset by an approximately $125,000 decrease of other administrative expenses related to the acquisition of ISP incurred during the second quarter of fiscal 2017. Total operating costs and expenses also include the amortization of intangibles related to the acquisition of ISP.

In the second quarter of fiscal 2018, LightPath recognized non-cash expense of approximately $243,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In the second quarter of fiscal 2017, the Company recognized non-cash income of approximately $247,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of LightPath’s Class A common stock for the period being reported and the assumptions on when the warrants will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. These warrants expired on December 11, 2017; therefore, there is no remaining warrant liability as of December 31, 2017.

During the second quarter of fiscal 2018, the Company recorded an income tax benefit of approximately$194,000, compared to income tax expense of approximately $241,000 for the second quarter of fiscal 2017. The decrease in tax expenses and the effective income tax rate were primarily attributable to the mix of taxable income and losses generated in the Company’s various tax jurisdictions. During the second quarter of fiscal 2018, the statutory tax rate applicable to one of the Company’s subsidiaries in China, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”) decreased from 25% to 15% in accordance with an incentive program for technology companies. The lower rate applies to LPOIZ’s 2017 tax year, beginning January 1, 2017. Accordingly, the Company recorded a tax benefit during the second quarter of fiscal 2018 related to this retroactive rate change.

In December 2017, the United States (“U.S.”) enacted the Tax Cuts and Jobs Act (the “2017 Act”), which changes existing U.S. tax law and includes various provisions that are expected to affect companies. Among other things, the 2017 Act (i) changes U.S. corporate tax rates, (ii) generally reduces a company’s ability to utilize accumulated net operating losses and (iii) requires the calculation of a one-time transition tax on certain foreign earnings and profits (“E&P”) that had not been previously repatriated. In addition, the 2017 Act impacts a company’s estimates of its deferred tax assets and liabilities. Pursuant to U.S. GAAP, changes in tax rates and tax laws are accounted for in the period of enactment, and the resulting effects are recorded as discrete components of the income tax provision related to continuing operations in the same period. LightPath continues to evaluate the impact of the 2017 Act on its financial statements. Based on initial assessments to date, LightPath expects minimal impact from the one-time transition tax on certain foreign E&P because the Company anticipates that it will be able to utilize existing net operating losses to substantially offset any taxes payable on foreign E&P. Additionally, the Company expects significant adjustments to its gross deferred tax assets and liabilities; however, the Company also expects to record a corresponding offset to its estimated full valuation allowance against its net deferred tax assets, which should result in minimal net effect to the provision for income taxes.

Net income for the second quarter of fiscal 2018 was $423,000, or $0.02 per basic and diluted common share, which includes non-cash expense of approximately $243,000, or $0.01 per basic and diluted common share, related to the change in the fair value of the warrant liability, compared with net income of approximately $1.1 million, or $0.07 per basic and $0.06 per diluted common share, which includes non-cash income of approximately $247,000, or $0.01 per basic and diluted common share, related to the change in the fair value of the warrant liability for the same period in fiscal 2017. Net income for the second quarter of fiscal 2018 was also unfavorably affected by the following increases, as compared to the prior year period: (i) amortization of intangibles, (ii) SG&A expenses, (iii) interest expense and (iv) new product development costs. All of the amortization of intangibles and a portion of the increase in SG&A expenses during the second quarter of fiscal 2018 were related to the acquisition of ISP. Net income for the second quarter of fiscal 2018 was also favorably impacted by the aforementioned tax benefit.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the June 2012 warrant liability, was approximately $666,000 in the second quarter of fiscal 2018, as compared to $851,000 in the same period of fiscal 2017.

LightPath had foreign currency exchange income in the second quarter of fiscal 2018 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $163,000, which had a $0.01 impact on basic and diluted earnings per share, compared to a foreign currency exchange loss of $237,000, which had a $0.01 impact on basic and diluted earnings per share, in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 24,525,839 and 26,437,359, respectively, in the second quarter of fiscal 2018 from 16,541,205 and 17,902,712, respectively, in the second quarter of fiscal 2017. The increase was primarily due to 8 million shares of Class A common stock issued in connection with the acquisition of ISP, as well as shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan, and shares of Class A common stock issued as a result of the exercises of stock options and warrants.

EBITDA for the second quarter of fiscal 2018 was approximately $1.2 million compared to approximately $1.6 million in the second quarter of fiscal 2017. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $1.5 million in the second quarter of fiscal 2018, an increase of 9%, as compared with approximately $1.4 million for the same period of the prior fiscal year. The difference in adjusted EBITDA between the periods was principally caused by higher gross margin, due to higher revenues, primarily as a result of the acquisition of ISP. The higher gross margin was offset by higher SG&A expenses resulting from the addition of ISP’s SG&A costs.

Financial Results for the Six Months ended December 31, 2017, compared to the Six Months ended December 31, 2016

Revenue for the first half of fiscal 2018 was approximately $15.9 million, an increase of approximately $5.1 million, or 47%, as compared to the same period of the prior fiscal year. The increase from the first half of the prior fiscal year is attributable to (i) an approximately $6.5 million increase, or 453%, in revenues generated by infrared products, primarily attributable to ISP, and (ii) an approximately $152,000 increase, or 77%, in revenues from non-recurring engineering (“NRE”) projects. These increases were partially offset by (i) an approximately $597,000 decrease, or 14%, in sales of LVPMO lenses primarily attributed to the telecommunications and data communications industries, (ii) a decrease of approximately $784,000, or 22%, in sales of HVPMO lenses primarily attributed to applications for certain industrial tools, and (iii) a decrease of approximately $218,000, or 17%, in specialty products primarily due to the timing of orders in the defense and medical sectors in the first quarter of fiscal 2018.

Gross margin in the first half of fiscal 2018 was $6.8 million, an increase of 11%, as compared to $6.1 million in the prior year period. Gross margin as a percentage of revenue was 43% for the first half of fiscal 2018, compared to 56% for the first half of fiscal 2017. The change in gross margin as a percentage of revenue is primarily attributable to the inclusion of revenues generated by ISP, and the associated cost of sales. Gross margin as a percentage of revenue with respect to ISP’s products historically has been lower than LightPath’s existing products. In addition, the Company offered a pricing discount to a customer in connection with a large contract in exchange for increased volume production orders, which impacted gross margin by approximately 4% of revenue. Total cost of sales was approximately $9.1 million for the first half of fiscal 2018, an increase of approximately $4.4 million as compared to the same period of the prior fiscal year. The increase in total cost of sales is primarily due to the increase in volume of sales, primarily as a result of sales attributable to ISP.

During the first half of fiscal 2018, total operating costs and expenses were approximately $6.1 million, an increase of approximately $1.7 million compared to the same period of the prior fiscal year. The increase was primarily attributable to the addition of ISP’s SG&A and other costs. The increase in total operating costs and expenses was primarily due to: (i) an approximately $1.0 million increase in wages, (ii) an approximately $659,000 increase in amortization of intangibles, (iii) an approximately $270,000 increase in IT services and consulting, (iv) an approximately $260,000 increase in travel expenses, and (v) an approximately $108,000 increase in professional fees, all of which was offset by an approximately $608,000 decrease in expenses related to the acquisition of ISP incurred during the first half of fiscal 2017.

Interest expense was approximately $395,000 in the first half of fiscal 2018, as compared to approximately $13,000 in the first half of fiscal 2017. Interest expense resulted from (i) amortization of debt costs related to the Company’s prior line of credit, (ii) interest on the acquisition term loan and a note issued by the sellers of ISP and (iii) interest on capital leases.

In the first half of fiscal 2018, the Company recognized non-cash expense of approximately $195,000 related to the change in the fair value of warrant liability in connection with the June 2012 warrants. LightPath recognized income of approximately $290,000 in the same period last year.

Other income, net, was approximately $443,000 in the first half of fiscal 2018, compared to other expense of approximately $257,000 in the first half of fiscal 2017, primarily resulting from foreign exchange gains and losses. LightPath executes all foreign sales from its Orlando and New York facilities and inter-company transactions in United States dollars, mitigating the impact of foreign currency fluctuations. Assets and liabilities denominated in non-United States currencies, primarily the Chinese Yuan and Euro, are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the year. During the first half of fiscal 2018 and 2017, the Company incurred a gain of $409,000 and a loss of $272,000, respectively, on foreign currency translation.

During the first half of fiscal 2018, LightPath recorded an income tax benefit of approximately $136,000, compared to income tax expense of approximately $506,000 for the first half of fiscal 2017. The decrease in tax expenses and the effective income tax rate were primarily attributable to the mix of taxable income and losses generated in the Company’s various tax jurisdictions. During the second quarter of fiscal 2017, the statutory tax rate applicable to LPOIZ was lowered from 25% to 15% in accordance with an incentive program for technology companies. The lower rate applies to LPOIZ’s 2017 tax year, beginning January 1, 2017. Accordingly, the Company recorded a tax benefit during the second quarter of fiscal 2018 related to this retroactive rate change.

Net income was approximately $641,000, or $0.03 and $0.02 basic and diluted earnings per share, respectively, during the first half of fiscal 2018, compared with net income of approximately $1.2 million, or $0.08 and $0.07 basic and diluted earnings per share, respectively, in the first half of fiscal 2017. The decrease in net income is primarily due to the approximately $485,000 difference in the change in fair value of the June 2012 warrant liability, which resulted in non-cash expense of $195,000 for the first half of fiscal 2018, compared to non-cash income of $290,000 for the first half of fiscal 2017. Net income for the first half of fiscal 2018 was also unfavorably affected by the following increases, as compared to the prior year period: (i) amortization of intangibles, (ii) SG&A expenses, (iii) interest expense, and (iv) new product development costs. All of the amortization of intangibles and a significant portion of the increase in SG&A expenses during the first half of fiscal 2018 were related to the acquisition of ISP. Net income for the first half of fiscal 2018 was also favorably impacted by the aforementioned tax benefit.

Weighted-average basic and diluted common shares outstanding increased to 24,380,448 and 26,326,759, respectively, in the first half of fiscal 2018 from 16,079,030 and 17,523,735, respectively, in the first half of fiscal 2017. The increase was primarily due to 8 million shares of Class A common stock issued in connection with the acquisition of ISP, and to a lesser extent, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan and shares of Class A common stock issued as a result of the exercises of stock options and warrants.

EBITDA for the first half of fiscal 2018 was approximately $2.5 million compared to approximately $2.3 million in the first half of fiscal 2017. The difference in EBITDA between the periods was principally caused by higher gross margin, due to higher revenues, primarily as a result of the acquisition of ISP. The higher gross margin was partially offset by higher SG&A expenses resulting from the addition of ISP’s SG&A costs. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $2.7 million in the first half of fiscal 2018, an increase of 37%, as compared with approximately $2.0 million for the same period of the prior fiscal year.

Cash and cash equivalents totaled approximately $7.7 million as of December 31, 2017and approximately $8.1 million as of June 30, 2017. Cash flow provided by operations was approximately $1.6 million for the first half of fiscal 2018, compared with $1.5 million in the prior year period. During the first half of fiscal 2018, the Company expended approximately $1.9 million for capital equipment, as compared to $873,000 in the same period last year.

The current ratio as of December 31, 2017 and June 30, 2017 was 3.9 to 1 and 3.4 to 1, respectively. Total stockholders’ equity as of December 31, 2017 was approximately $32.3 million, a 9% increase compared to approximately $29.7 million as of June 30, 2017. The increase is due to net income, and to a lesser extent, issuances of Class A common stock upon the exercise of warrants and issuances of Class A common stock related to the 2014 Employee Stock Purchase Plan, and warrant and stock option exercises.

As of December 31, 2017, LightPath’s 12-month backlog increased 32% to $12.3 million, as compared to $9.3 million as of June 30, 2017, which reflects the booking of a large annual contract to be shipped over the next twelve months.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income, and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012, which expired in December 2017.

The fair value of the warrants issued in connection with the private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and is not impacted by actual operations during such period. Management believes that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income by adjusting net income to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Tuesday, February 13 at 4:30 p.m. ET to discuss its financial and operational performance for the second quarter, ended December 31, 2017.

Date: Tuesday, February 13, 2018
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth171109.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through February 27, 2018. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10116965.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in New York, Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Dorothy Cipolla, CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305	Tel: 512-551-9296
jgaynor@lightpath.com	dcipolla@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web: www.lightpath.com	Web:www.darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
Assets	2017	2017
Current assets:
Cash and cash equivalents	$7,734,437	$8,085,015
Trade accounts receivable, net of allowance of $31,702 and $7,356	5,704,779	5,890,113
Inventories, net	5,814,358	5,074,576
Other receivables	58,568	29,202
Prepaid expenses and other assets	629,396	641,469
Total current assets	19,941,538	19,720,375

Property and equipment, net	11,833,301	10,324,558
Intangible assets, net	9,716,511	10,375,053
Goodwill	5,854,905	5,854,905
Deferred tax assets	285,000	285,000
Other assets	137,085	112,323
Total assets	$47,768,340	$46,672,214
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,919,725	$1,536,121
Accrued liabilities	328,437	966,929
Accrued payroll and benefits	1,467,058	1,896,530
Loans payable, current portion	1,111,500	1,111,500
Capital lease obligation, current portion	320,057	239,332
Total current liabilities	5,146,777	5,750,412

Capital lease obligation, less current portion	248,172	142,101
Deferred rent	420,954	458,839
Deferred tax liabilities	200,403	182,349
Warrant liability	-	490,500
Loans payable, less current portion	9,449,571	9,926,844
Total liabilities	15,465,877	16,951,045

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 24,702,886 and 24,215,733
shares issued and outstanding	247,029	242,157
Additional paid-in capital	227,304,219	225,492,252
Accumulated other comprehensive income	418,805	295,396
Accumulated deficit	(195,667,590)	(196,308,636)
Total stockholders’ equity	32,302,463	29,721,169
Total liabilities and stockholders’ equity	$47,768,340	$46,672,214

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Comprehensive Income
(unaudited)

	Three months ended		Six months ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
Revenue, net	$8,361,373 $	$5,869,837$	$15,933,466 $	$10,870,066
Cost of sales	4,849,657	2,573,380	9,132,413	4,739,861
Gross margin	3,511,716	3,296,457	6,801,053	6,130,205
Operating expenses:
Selling, general and administrative	2,294,177	1,695,881	4,692,417	3,860,943
New product development	413,081	267,527	794,469	545,545
Amortization of intangibles	329,271	—	658,542	—
Loss on disposal of property and equipment	3,315	—	3,315	—
Total costs and expenses	3,039,844	1,963,408	6,148,743	4,406,488
Operating income	471,872	1,333,049	652,310	1,723,717
Other income (expense):
Interest expense	(147,371)	(6,252)	(315,781)	(13,193)
Interest expense -debt costs	(46,376)	—	(79,227)	—
Change in fair value of warrant liability	(243,012)	246,885	(194,632)	290,385
Other income (expense), net	194,729	(235,389)	442,852	(256,920)
Total other income (expense), net	(242,030)	5,244	(146,788)	20,272
Net income before income taxes	229,842	1,338,293	505,522	1,743,989
Provision for income taxes	(193,508)	240,626	(135,524)	505,826
Net income	$423,350	$1,097,667	$641,046	$1,238,163
Foreign currency translation adjustment	69,262	43,629	123,409	75,182
Comprehensive income	$492,612	$1,141,296	$764,455	$1,313,345

Earnngs per common share (basic)	$0.02	$0.07	$0.03	$0.08
Number of shares used in per share calculation (basic)	24,525,839	16,541,205	24,380,448	16,079,030
Earnings per common share (diluted)	$0.02	$0.06	$0.02	$0.07
Number of shares used in per share calculation (diluted)	26,437,359	17,902,712	26,326,759	17,523,735

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(unaudited)
	Six months ended
	December 31,
	2017	2016
Cash flows from operating activities
Net income	$641,046	$1,238,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,625,674	518,596
Interest from amortization of debt costs	7,721	—
Loss on disposal of property and equipment	3,315	—
Stock based compensation	186,209	211,001
Bad debt expense	(24,264)	(29,009)
Change in fair value of warrant liability	194,632	(290,385)
Change in fair value of seller's note	71,505	—
Deferred rent	(37,885)	(54,662)
Inventory write-offs to reserve	—	44,651
Deferred tax expense	—	(40,000)
Changes in operating assets and liabilities:
Trade accounts receivables	247,702	(950,145)
Other receivables	(28,206)	94,432
Inventories	(821,838)	(157,254)
Prepaid expenses and other assets	(3,094)	403,928
Accounts payable and accrued liabilities	(444,276)	584,365
Deferred revenue	—	(31,543)
Net cash provided by operating activities	1,618,241	1,542,138

Cash flows from investing activities
Purchase of property and equipment	(1,900,582)	(873,220)
Acquisiton of ISP Optics, net of cash acquired	—	(11,777,336)
Net cash used in investing activities	(1,900,582)	(12,650,556)

Cash flows from financing activities
Proceeds from exercise of stock options	103,701	—
Proceeds from sale of common stock from employee stock purchase plan	19,080	9,598
Loan costs	—	(72,224)
Borrowings on loan payable	—	5,000,000
Proceeds from issuance of common stock under public equity placement	—	8,731,850
Proceeds from exercise of warrants, net of costs	539,318	162,868
Net payments on loan payable	(556,499)	—
Payments on capital lease obligations	(119,424)	(90,077)
Net cash provided by (used in) financing activities	(13,824)	13,742,015
Effect of exchange rate on cash and cash equivalents	(54,413)	139,488
Change in cash and cash equivalents	(350,578)	2,773,085
Cash and cash equivalents, beginning of period	8,085,015	2,908,024
Cash and cash equivalents, end of period	$7,734,437	$5,681,109

Supplemental disclosure of cash flow information:
Interest paid in cash	$316,174	$13,193
Income taxes paid	$446,434	$113,804
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$306,220	$230,000
Reclassification of warrant liability upon exercise	$685,132	$84,777
Derecognition of liability associated with stock option grants	$283,399	$352,765
Seller note issued to acquire ISP Optics, at fair value	—	$6,455,559

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Six months ended December 31, 2017
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2017	24,215,733	$242,157	$225,492,252	$295,396	$(196,308,636)	$29,721,169
Issuance of common stock for:
Exercise of warrants	433,810	4,338	534,980	—	—	539,318
Employee Stock Purchase Plan	7,093	71	19,009	—	—	19,080
Exercise of RSUs or options	46,250	463	103,238	—	—	103,701
Reclassification of warrant liability upon exercise	—	—	685,132	—	—	685,132
Stock-based compensation on stock options	—	—	469,608	—	—	469,608
Foreign currency translation adjustment	—	—	—	123,409	—	123,409
Net income	—	—	—	—	641,046	641,046
Balances at December 31, 2017	24,702,886	$247,029	$227,304,219	$418,805	$(195,667,590)	$32,302,463

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

	(Unaudited)		(Unaudited)
	Quarter Ended:		Six Months Ended:
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income	$423,350	$1,097,667	$641,046	$1,238,163
Change in fair value of warrant liability	243,012	(246,885)	194,632	(290,385)
Adjusted net income	$666,362	$850,782	$835,678	$947,778
% of revenue	8%	14%	5%	9%

	(Unaudited)		(Unaudited)
	Quarter Ended:		Six Months Ended:
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income	$423,350	$1,097,667	$641,046	$1,238,163
Depreciation and amortization	821,016	269,131	1,625,674	518,596
Provision fo rincome taxes	(193,508)	240,626	(135,524)	505,826
Interest expense	193,747	6,252	395,008	13,193
EBITDA	$1,244,605	$1,613,676	$2,526,204	$2,275,778
Change in fair value of warrant liability	243,012	(246,885)	194,632	(290,385)
Adjusted EBITDA	$1,487,617	$1,366,791	$2,720,836	$1,985,393
% of revenue	18%	23%	17%	18%